Exhibit 99.1

	Contact:	Mark D. Hauptman
Vice President and CFO
UICI
News Release		9151 Grapevine Highway
North Richland Hills, Texas 76180
Phone: (817) 255-5200
(For Immediate Release)
UICI ANNOUNCES RESULTS OF OPERATIONS FOR FULL YEAR AND FOURTH QUARTER 2005
2005 Results Reflect Record Earnings from Continuing Operations
Board of Directors Sets February 13 as Record Date for Special Meeting to Approve Merger Agreement with Affiliates of Group of Private Equity Firms Led by The Blackstone Group
NORTH RICHLAND HILLS, TX, February 16, 2006—UICI (the “Company” NYSE: UCI), a leader in the health insurance market for self-employed individuals, today reported fourth quarter and full year 2005 results of operations.
     UICI reported full year 2005 revenues and income from continuing operations of $2.12 billion and $203.0 million ($4.31 per diluted share), respectively, compared to full year 2004 revenues and income from continuing operations of $2.07 billion and $145.9 million ($3.07 per diluted share), respectively. Reflecting results from discontinued operations, the Company reported overall 2005 net income of $203.5 million ($4.32 per diluted share), compared to net income of $161.6 million ($3.40 per diluted share) for 2004.
     The Company’s 2005 results from continuing operations benefited from the strong performance of its Self-Employed Agency (“SEA”) Division and improved operating results at its Student Insurance Division. The SEA Division reported record operating income in 2005 of $310.5 million, compared to operating income of $260.7 million in 2004. Results at the Company’s SEA Division continue to reflect a favorable loss experience on health policies in force and increased renewal premium revenue, with which is associated a lower commission rate compared to the commission rate on first year premium revenue. The Company’s Student Insurance Division reported improved results in 2005, recording a loss in the amount of $(8.9) million compared to a loss of $(49.5) million in 2004.
     For the fourth quarter of 2005, UICI reported revenues and income from continuing operations of $515.7 million and $37.5 million ($0.80 per diluted share), respectively, compared to fourth quarter 2004 revenues and income from continuing operations of $540.5 million and $44.0 million ($0.93 per diluted share), respectively.

     On September 15, 2005, UICI entered into an agreement under which a group of private equity firms led by The Blackstone Group would acquire UICI in a cash transaction at $37.00 per share. The Board of Directors of the Company has established February 13, 2006 as the record date for determining stockholders entitled to notice of or to vote at a special meeting of stockholders to be held for the purpose of adopting the merger agreement. Completion of the transaction is subject to insurance regulatory approvals, the receipt of certain financing and other conditions. See “Additional Information and Where to Find It” below. The parties currently expect the transaction to close in the first quarter of 2006. UICI’s fourth quarter and full year 2005 results reflected merger costs in the amount of $8.3 million ($8.2 million, net of tax, or $0.17 per diluted share) and $9.1 million ($8.9 million, net of tax, or $0.19 per diluted share), respectively.
     In accordance with the terms of the definitive agreement contemplating the acquisition of the Company in a cash merger by a group of private equity firms led by The Blackstone Group, the Company is prohibited from declaring or paying additional dividends on shares of its common stock. Accordingly, the Company’s Board of Directors has terminated its previously announced policy of issuing a regular semi-annual cash dividend on shares of its common stock.
Comparative Summary Results of Operations and Balance Sheet Information
     Set forth in the tables below are comparative summary results of operations for the year and fourth quarter ended December 31, 2005 and 2004, and selected balance sheet data as of December 31, 2005 and 2004, respectively. The following information is preliminary and unaudited and is subject to change until audited results are publicly distributed. The Company currently expects to file its audited consolidated financial statements with the Securities and Exchange Commission as part of its Annual Report on Form 10-K in a timely fashion on or before March 16, 2006 as required.

	Three Months ended		Twelve Months ended
Income Statement Data:	December 31,		December 31,
	2005	2004	2005	2004
	(In thousands, except per share amounts)
Revenues	$515,744	$540,531	$2,121,218	$2,069,109
Operating income from continuing
operations before income taxes	$59,802	$66,890	$313,150	$221,149

Income from continuing operations	$37,498	$43,967	$202,970	$145,881
Income from discontinued operations.	971	1,904	531	15,677

Net income	$38,469	$45,871	$203,501	$161,558

Per Diluted Share:
Income from continuing operations	$0.80	$0.93	$4.31	$3.07
Income from discontinued operations	0.02	0.04	0.01	0.33

Net income	$0.82	$0.97	$4.32	$3.40

Average shares outstanding	47,197	47,081	47,138	47,510

Balance Sheet Data:	December 31, 2005	December 31, 2004
	(In thousands, except per share amounts)
Stockholders’ equity	$871,081	$714,145
Book value per share (1)	$19.05	$15.18

(1)	Excludes the unrealized gains (losses) on securities available for sale.

Business Segment Results
     The table below sets forth, by business segment, income (loss) before taxes (“operating income (loss)”) for the three months and year ended December 31, 2005 and 2004.

	Three Months ended		Twelve Months ended
	December 31,		December 31,
	2005	2004	2005	2004
Operating income (loss):	(In thousands)
Insurance:
Self-Employed Agency Division	$62,371	$74,642	$310,466	$260,745
Student Insurance Division	2,090	(5,425)	(8,870)	(49,482)
Star HRG Division	(116)	(312)	1,434	3,320
Life Insurance Division	2,632	643	8,580	4,362
Other Insurance	773	1,054	4,658	1,415

Total Insurance	67,750	70,602	316,268	220,360
Other Key Factors:
Investment income on equity, realized gains and losses, general corporate expenses and other (including interest expense on non-student loan indebtedness)	2,800	2,252	13,153	15,096
Merger costs	(8,267)	—	(9,057)	—
Variable stock-based compensation expense	(2,481)	(5,964)	(7,214)	(14,307)

Total Other Key Factors	(7,948)	(3,712)	(3,118)	789

Operating income	$59,802	$66,890	$313,150	$221,149

     UICI’s results of operations for the three months and year ended December 31, 2005 were impacted by the following factors:
Self-Employed Agency Division
     For the three months and year ended December 31, 2005, the SEA Division reported operating income of $62.4 million and $310.5 million, respectively, compared to operating income of $74.6 million and $260.7 million, respectively, in the corresponding 2004 periods. Operating income at the SEA Division as a percentage of earned premium revenue (i.e., operating margin) in the three months and year ended December 31, 2005 was 18.7% and 22.3%, respectively, compared to 21.1% and 19.2% in the corresponding 2004 periods.
     Operating income for the three-month period ended December 31, 2005 was negatively impacted by a decrease in earned premium and a higher loss ratio (from 52.0% in the 2004 three-month period to 57.2% in the 2005 three-month period), offset by a decrease in commission expenses and lower administrative expenses as a percentage of earned premiums. Earned premium revenue at the SEA Division decreased to $333.5 million in the fourth quarter of 2005 from $353.1 million in the corresponding 2004 period. Earned premium in the fourth quarter 2005 was affected, in part, by the forgiveness of three months premium for all insureds impacted by Hurricane Katrina and a 4.0% decrease in the average number of individual policies in force in the fourth quarter of 2005 compared to the fourth quarter of 2004. The lower loss ratio in the 2004 three-month period was primarily due to the reduction in the period of claim reserves established in 2003 in response to a rapid pay down of an excess pending claims inventory.
     Operating income at the SEA Division for year ended December 31, 2005 was positively impacted by an increase in earned premium revenue, a decrease in commission expenses as a percentage of earned premium, a lower loss ratio (from 54.4% in 2004 to 51.5% in 2005) resulting from favorable claims experience. Earned premium revenue at the SEA Division increased to $1.395 billion in 2005, compared to earned premium revenue of $1.355 billion in 2004.

     Results at the SEA Division for the year ended December 31, 2005 reflected a benefit in the amount of $33.3 million attributable to a refinement of the Company’s estimate for its claim liability on its health insurance products recorded in the third quarter of 2005. The largest portion of the adjustment (approximately $21.0 million) was attributable to a refinement of the estimate of the unpaid claim liability for the most recent incurral months. The Company utilizes anticipated loss ratios to calculate the estimated claim liability for the most recent incurral months. Despite negligible premium rate increases implemented on its most popular scheduled health insurance products, the SEA Division has continued to observe favorable claims experience and, as a result, loss ratios have not increased as rapidly as anticipated. This favorable claims experience has been reflected in the refinement of the anticipated loss ratios used in estimating the unpaid claim liability for the most recent incurral months. The remaining portion of the adjustment to the claim liability (approximately $12.3 million) was attributable to an update of the completion factors used in the developmental method of estimating the unpaid claim liability to reflect more current claims administration practices. The SEA Division’s results for the year ended December 31, 2005 also reflected a favorable claim liability adjustment in the amount of $7.6 million recorded in the first quarter of 2005 attributable to a refinement of an estimate for the Company’s claim liability established with respect to a product rider that provides for catastrophic coverage on the SEA Division’s scheduled health insurance products. Results at the SEA Division in the year ended December 31, 2004 reflected the reduction in the amount of $47.8 million of claim liabilities established in 2003 in response to a rapid pay down in 2003 of an excess pending claims inventory.
     As a result of the favorable claims experience associated with the SEA Division’s health insurance products, during the fourth quarter of 2005 the Company implemented reduced premium rates (average 15% reduction) on new business in a number of markets.
     The increase in operating margin in 2005 compared to 2004 was attributable primarily to the year-over-year increase in earned premium, lower loss ratio and a decrease in the effective commission rate (due to a decrease in the amount of first year premium relative to renewal premium, which carries a lower commission rate compared to commissions on first year premium). These factors favorably impacting operating margin in 2005 were offset by higher administrative expenses as a percentage of premium (which resulted from certain administrative costs associated with the previously announced multi-state market conduct review) and incremental administrative costs associated with the Company’s small group business acquired in November 2004.
     The decrease in operating margin in the three months ended December 31, 2005 compared to the corresponding 2004 period was attributable primarily to the period-over-period decrease in earned premium and a higher loss ratio. These factors negatively impacting operating margin in the fourth quarter of 2005 were partially offset by a decrease in the effective commission rate and lower administrative expenses as a percentage of premium. Administrative expenses in the fourth quarter of 2005 reflected lower-than-anticipated administrative costs associated with the previously announced multi-state market conduct review.
     In the fourth quarter of 2005, total SEA Division submitted annualized premium volume (i.e., the aggregate annualized premium amount associated with individual and small group health insurance applications submitted by the Company’s agents for underwriting by the Company) decreased by 19.7%, to $153.5 million in the fourth quarter of 2005 from $191.1 million in the fourth quarter of 2004. For the full year ended December 31, 2005, total SEA Division submitted annualized premium volume decreased by 15.4%, to $727.5 million in 2005 from $860.4 million in 2004. The period-over-period decreases in submitted annualized premium volume can be attributed primarily to a reduction in the average number of writing agents in the field (from 2,138 in the fourth quarter of 2004 to 1,817 in the fourth quarter of 2005, and from 2,329 in the year ended December 31, 2004 to 2,045 in the year ended December 31, 2005).

     In response to the decline in submitted annualized premium volume experienced in 2005, at the end of 2005 the SEA Division commenced several new initiatives designed to increase the average number of writing agents and agent productivity. These initiatives included the creation of commission incentives designed to recognize outstanding sales performance and a significant redesign of the unit’s health insurance products. For the first six weeks of 2006, the average number of writing agents per week has increased approximately 20% over the average number of writing agents per week for the fourth quarter of 2005. In addition, through the first six weeks of 2006, the productivity of our writing agents (measured as the number of submitted health applications per writing agent) has increased approximately 5.3% over productivity in the corresponding period of 2005. As a result of these factors, submitted annualized premium volume in the first six weeks of 2006 has increased over submitted annualized premium volume in the corresponding period of 2005.
Student Insurance Division
     The Company’s Student Insurance Division (which offers tailored health insurance programs that generally provide single school year coverage to individual students at colleges and universities) reported operating income (losses) of $2.1 million and $(8.9) million in the three months and year ended December 31, 2005, respectively, compared to operating losses of $(5.4) million and $(49.5) million in the corresponding 2004 periods.
     Results for the 2005 periods at the Student Insurance Division reflected a significant improvement in loss experience on the Student Insurance book of business. The loss ratio decreased to 73.0% and 78.7%, respectively, in the three months and year ended December 31, 2005, from 81.3% and 89.4%, respectively, in the corresponding 2004 periods. For the year ended December 31, 2005, operating results also benefited from lower administrative expenses as a percentage of earned premium and from better utilization of network service agreements with healthcare providers. Results in 2004 also reflected a second quarter impairment charge in the amount of $(6.3) million, which was principally associated with the abandonment of computer hardware and software assets associated with a claims processing system.
     Earned premium revenue at the Student Insurance Division decreased to $72.5 million and $282.5 million, respectively, in the three months and year ended December 31, 2005, from $80.6 million and $297.0 million, respectively, in the corresponding 2004 periods. The decrease in premium reflected, in part, the non-renewal in the 2005-2006 school year of certain accounts that had performed poorly in the 2004-2005 school year.
Star HRG Division
     The Company’s Star HRG Division (which designs, markets and administers limited benefit health insurance plans for entry level, high turnover, and hourly employees) reported operating income (losses) for the three months and year ended December 31, 2005 in the amount of $(116,000) and $1.4 million, respectively, compared to operating income (losses) of $(312,000) and $3.3 million, respectively, in the corresponding 2004 periods. The loss ratio associated with the Star HRG business increased in the fourth quarter of 2005 to 64.2% from 63.0% in the fourth quarter of 2004 and increased slightly to 63.7% for the year ended December 31, 2005 from 63.6% for year ended December 31, 2004.
     Earned premium revenue at the Star HRG Division was $34.6 million and $144.6 million, respectively, in the three months and year ended December 31, 2005, compared to $34.6 million and $145.7 million, respectively, in the corresponding 2004 periods.
Life Insurance Division
     The Company’s Life Insurance Division reported operating income in the three months and year ended December 31, 2005 of $2.6 million and $8.6 million, respectively, compared to operating income of $643,000 and $4.4 million, respectively, in the corresponding 2004 periods. The 2005 period-over-2004 period increases in operating income were attributable to an increase in revenue and a decrease in fixed administrative costs as a percentage of earned premium revenue.
     In the three months and year ended December 31, 2005, the Company’s Life Insurance Division generated annualized paid premium volume (i.e., the aggregate annualized life premium amount associated with new life insurance policies issued by the Company) in the amount of $6.6 million and $32.9 million, respectively, compared to $8.8 million and $32.7 million, respectively, in the corresponding 2004 periods. Annualized paid premium volume for the fourth quarter of 2005 was negatively impacted by a slowdown in agent recruitment by the two independent marketing companies that distribute our products through networks of managing general agents (MGAs), who were waiting for the 2006 introduction of new life products.
Other Key Factors
     The Company’s Other Key Factors segment includes investment income not otherwise allocated to the Insurance segment, realized gains and losses, interest expense on corporate debt, general expenses relating to corporate operations, incremental costs associated with the pending acquisition of the Company by a group of private equity investors led by The Blackstone Group, variable stock compensation and other unallocated items.
     The Company’s Other Key Factors segment reported operating losses of $(7.9) million and $(3.1) million, respectively, in the three months and year ended December 31, 2005, compared to operating income (loss) of $(3.7) million and $789,000 in the corresponding 2004 periods.
     The 2005 quarter-over-quarter increase in operating losses in the Other Key Factors segment was primarily attributable to an increase in net realized losses associated with the Company’s investment portfolio (from $1.0 million in net realized gains in 2004 to $(2.9) million in net realized losses in 2005) and incremental costs in the amount of $8.3 million (primarily investment banking and legal fees) associated with the pending acquisition of the Company by a group of private equity investors led by The Blackstone Group. These unfavorable factors were offset by a $4.5 million increase in investment income on equity and a $3.5 million quarter-over-quarter decrease in variable stock-based compensation expense associated with the various stock accumulation plans established by the Company for the benefit of its independent agents (from $6.0 million in the fourth quarter of 2004 to $2.5 million in the fourth quarter of 2005).
     For the full year 2005, the increase in operating losses in the Other Key Factors segment was primarily attributable to a decrease in net realized gains associated with the Company’s investment portfolio (from $7.6 million in net realized gains in 2004 to $(760,000) in net realized losses in 2005), an increase in general corporate expenses of $(6.3) million and incremental costs in the amount of $(9.1) million associated with the pending acquisition of the Company by a group of private equity investors led by The Blackstone Group. These unfavorable factors were partially offset by a $12.8 million increase in investment income on equity and a $7.1 million year-over-year decrease in variable stock-based compensation expense associated with the various stock accumulation plans established by the Company for the benefit of its independent agents (from $14.3 million in 2004 to $7.2 million in 2005).
Discontinued Operations
     In the three months and year ended December 31, 2005 the Company reported income from discontinued operations in the amount of $971,000, net of tax ($0.02 per diluted share), and $531,000, net of tax ($0.01 per diluted share), respectively, compared to income from discontinued operations of $1.9 million, net of tax ($0.04 per diluted share) and $15.7 million, net of tax ($0.33 per diluted share), respectively, in the corresponding 2004 periods.
     Results from discontinued operations for the year ended December 31, 2004 reflected a pre-tax gain in the amount of $7.7 million (which was recorded in the first quarter of 2004), generated from the sale of the remaining uninsured student loan assets formerly held by the Company’s former Academic Management Services Corp. subsidiary (which the Company disposed of in November 2003), and a favorable resolution of a dispute related to the Company’s former Special Risk Division recorded in the second quarter of 2004 that resulted in pre-tax income in the amount of $10.7 million.

CORPORATE PROFILE:
     UICI (headquartered in North Richland Hills, Texas) through its subsidiaries offers insurance (primarily health and life) to niche consumer and institutional markets. Through its Self-Employed Agency Division, UICI provides to the self-employed market health insurance and related insurance products, which are distributed primarily through the Company’s dedicated agency field forces, UGA-Association Field Services and Cornerstone America. Through its Student Insurance Division, UICI provides tailored health insurance programs for students enrolled in universities, colleges and kindergarten through grade twelve. Through its Star HRG Division, UICI markets, administers and underwrites limited benefit insurance plans for entry level, high turnover, hourly employees. Through its Life Insurance Division, UICI offers life insurance products to selected markets. Through its ZON Re USA unit, the Company underwrites, administers and issues accidental death, accidental death and dismemberment (AD&D), accident medical and accident disability insurance policies, both on a primary and on a reinsurance basis. For more information, visit www.uici.net.
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:
Some of the matters discussed in this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “objective”, “plan”, “possible”, “potential” and similar expressions. Actual results may vary materially from those included in the forward-looking statements. Factors that could cause actual results to differ materially from those included in the forward-looking statements include, but are not limited to, general economic conditions; the continued ability of the Company to compete for customers and insureds in an industry where many of its competitors may have greater market share and/or greater financial resources; the Company’s ability to accurately estimate medical claims and control costs; changes in government regulation that could increase the costs of compliance or cause the Company to discontinue marketing its products in certain states; the Company’s failure to comply with new or existing government regulation that could subject it to significant fines and penalties; changes in the relationship between the Company and the membership associations and/or changes in the laws and regulations governing so-called “association group” insurance (particularly changes that would subject the issuance of policies to prior premium rate approval and/or require the issuance of policies on a “guaranteed issue” basis); significant liabilities and costs associated with litigation; failure of the Company’s information systems to provide timely and accurate information; negative publicity regarding the Company’s business practices and/or regarding the health insurance industry in general; the Company’s inability to enter into or maintain satisfactory relationships with networks of hospitals, physicians, dentists, pharmacies and other health care providers; the result of the review by various regulatory agencies of the previously-announced proposed cash merger of the Company with a group of private equity firms led by The Blackstone Group, approval of the merger by the stockholders of UICI and satisfaction of various other conditions to the closing of the merger contemplated by the merger agreement; and failure of the Company’s regulated insurance company subsidiaries to maintain their current ratings by A.M. Best Company, Fitch and/or Standard & Poor’s; and the other risk factors set forth in the reports filed by the Company with the Securities and Exchange Commission.
Additional Information and Where to Find It
     In connection with the proposed acquisition of the Company by a group of private equity firms led by The Blackstone Group, a registration statement has been filed with the Securities and Exchange Commission. UICI shareholders are encouraged to read the prospectus/proxy statement and any other relevant documents filed with the Securities and Exchange Commission because these documents will contain important information about the transaction. The final prospectus/proxy statement will be mailed to shareholders of UICI. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, www.sec.gov or from UICI Investor Relations at www.uici.net.

Participants in Solicitation
     UICI and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed acquisition of the Company by a group of private equity firms led by The Blackstone Group. Information concerning UICI’s participants is set forth in the proxy statement dated April 14, 2005 for UICI’s annual meeting of shareholders as filed with the SEC on Schedule 14A. Additional information regarding the interests of participants of UICI in the solicitation of proxies in respect of the transaction is included in the prospectus/proxy statement filed with the SEC.
UICI press releases and other company information are available at UICI’s website located at www.uici.net.